nstitutional International Equity Portfolio/Barrett International Shares Stockholder Meeting Results

December 31, 1997


A Special Meeting of Stockholders (the "Meeting") of Institutional International Equity Portfolio ("International Equity Portfolio") was held on October 23, 1997, at the offices of Scudder Kemper Investments, Inc. (formerly Scudder, Stevens & Clark, Inc.), 25th Floor, 345 Park Avenue (at 51st Street), New York, New York 10154. The following matters were voted upon by the stockholders (the resulting votes for each matter are presented below).


1. To approve an Agreement and Plan of Reorganization.


                              Number of Votes:
                              ----------------

       For             Against              Abstain           Broker Non-Votes*
       ---             -------              -------           -----------------
    1,386,319             0                    0                      0


2. To approve the new Investment Management Agreement between International Equity Portfolio and Scudder Kemper Investments, Inc.


                              Number of Votes:
                              ----------------

       For             Against              Abstain           Broker Non-Votes*
       ---             -------              -------           -----------------
     1,386,319            0                    0                      0


3.    To elect Directors.

                                                     Number of Votes:
                                                     ----------------

              Director                           For                Withheld
              --------                           ---                --------

        Dr. Rosita P. Chang                   1,386,319                0

        Edgar R. Fiedler                      1,386,319                0

        Peter B. Freeman                      1,386,319                0

        Dr. J. D. Hammond                     1,386,319                0

        Richard M. Hunt                       1,386,319                0


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4.    To  ratify  the  selection  of  Price  Waterhouse  LLP as the  independent accountants for the International Equity Portfolio's current fiscal year.



                                   Number of Votes:
                                   ----------------

              For                      Against                    Abstain
              ---                      -------                    -------

           1,386,319                      0                          0



* Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.



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